Issuer Free Writing Prospectus dated October 16, 2007
Filed Pursuant to Rule 433 under the Securities Act of 1933
Supplementing the Preliminary Prospectus Supplement dated October 16, 2007
Registration Statement No. 333-142643

Nationwide Health Properties, Inc.

$300,000,000 6.25% Notes due 2013

Pricing Term Sheet

Issuer:	Nationwide Health Properties, Inc.

Size:	$300,000,000

Maturity:	February 1, 2013

Coupon:	6.25%

Price:	99.941% of face amount

Yield to maturity:	6.266%

Spread to Benchmark Treasury:	+193 basis points

Benchmark Treasury:	4.25% due September 30, 2012

Benchmark Treasury Price and Yield:	$99.6171875 and 4.336%

Interest Payment Dates:	February 1 and August 1, commencing February 1, 2008

Redemption Provisions:

Make-whole call:	At any time at a discount rate of U.S. Treasury plus 30 basis points

Bookrunners:	UBS Securities LLC, J.P. Morgan Securities Inc. and Banc of America Securities LLC

Senior Co-managers:	Calyon Securities (USA) Inc. and KeyBanc Capital Markets Inc.

Co-managers:	SunTrust Robinson Humphrey, Inc., Wells Fargo Securities, LLC and Wachovia Capital Markets, LLC

Settlement:	T+3; October 19, 2007

CUSIP/ISIN:	638620AG9/US638620AG90

Ratings:	Baa3/BBB-/BBB- (Moody’s/S&P/Fitch)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, any prospectus supplement or free writing prospectus for this offering if you request it by calling UBS Securities LLC at 1-888-722-9555, ext. 1088, or by calling J.P. Morgan Securities Inc. collect at 1-212-834-4533 or by calling Banc of America Securities LLC at 1-800-294-1322 or through your usual contact at UBS Securities LLC, J.P. Morgan Securities Inc. or Banc of America Securities LLC.